SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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On January 27, 2020, Alpha Holdings, Inc. submitted a binding term sheet to the board of directors of OncoSec Medical Incorporated (the “Binding Term Sheet”) which can be downloaded at www.VoteNoOncoSec.com. A copy of the Binding Term Sheet is attached herewith as Exhibit 1.

Exhibit 1

Hee Do Koo

Chief Executive Officer

Alpha Holdings, Inc.

Gangnam-gu Apgujeongro 62-gil 17 -10

Seoul, Korea

January 27, 2020

Oncosec Medical Incorporated

24 North Main Street

Pennington, NJ 08534-2218

RE:	Binding Term Sheet

TO:	OnocSec Medical Incorporated and the Board of Directors of OncoSec Medical Incorporated (the “Board”)

Ladies and Gentlemen of the Board:

Alpha Holdings, Inc., on behalf of its affiliates and other designees, including co-investors (collectively “Alpha”), is submitting the attached Binding Term Sheet (the “Binding Term Sheet”) for the proposed Transaction described in the Binding Term Sheet. The Transaction is subject to the terms set forth in the Binding Term Sheet.

If the items in the Binding Term Sheet are acceptable to the Board, please return an executed copy of the Binding Term Sheet to Alpha by delivering an original signature page to Alpha at the address listed above and a pdf copy of such signature page to Hee Do Koo via e-mail.

The Binding Term Sheet will expire at 5:00 p.m. (Eastern Standard Time) on February 1, 2020 unless prior to that time you have executed the Binding Term Sheet and returned the Binding Term Sheet as set forth above.

Sincerely,

ALPHA HOLDINGS, INC.

By:	/s/ Hee Do Koo
	Name:	Hee Do Koo
	Title:	Chief Executive Officer

BINDING TERM SHEET

DATED JANUARY 27, 2020

Alpha Holdings, Inc., on behalf of its affiliates and other designees, including co-investors (collectively “Alpha”), hereby submits this Binding Term Sheet (the “Binding Term Sheet”) to the board of directors of OncoSec Medical Incorporated, a Nevada corporation (the “Company”). Pursuant to this Binding Term Sheet, Alpha proposes to: (i) commence an all cash tender offer to purchase 35% of the outstanding common stock of the Company at a purchase price of $2.50 per share (the “Tender Offer”) and (ii) purchase newly issued common stock of the Company for an aggregate purchase price of $30.0 million (the “Stock Purchase” and together with the Tender Offer, the “Transaction”). The Transaction is subject to the terms set forth below, shall be superseded by the Definitive Documents (defined below) when executed and is subject to completion of all the conditions set forth in Part C.

Part A	PRINCIPAL TERMS OF TENDER OFFER
Number of Shares	Alpha will tender for 35% of the total outstanding shares of common stock of the Company (the “Common Stock”).
Who May Tender	All holders of Common Stock may tender their shares of Common Stock. If more than 35% of the outstanding Common Stock is tendered, Alpha will purchase the shares of Common Stock on a pro rata basis from all stockholders that tendered.
Purchase Price of Tender Offer	Alpha will purchase each share of Common Stock for $2.50 a share.
Specific Tender Offer Closing Conditions

In addition to the closing conditions set forth in Part C, completion of the Tender Offer is subject to the following Tender Offer specific closing conditions (the “Tender Offer Closing Conditions”):

●    A minimum tender condition whereby upon the completion of the Tender Offer, Alpha will own at least 50.1% of the Company’s Common Stock then outstanding (determined on a fully diluted basis); and

●     A recommendation by the board of directors of the Company to the stockholders of the Company to accept the Tender Offer.

Launch Date	Alpha will launch the Tender Offer within 30 days after the parties enter into the Definitive Documents and close the Tender Offer upon completion of all of the conditions set forth in Part C.
PART B	PRINCIPAL TERMS OF THE STOCK PURCHASE
Type of Securities

Alpha will purchase Common Stock for an aggregate purchase price of $30.0 million in two tranches as follows:

●     In the First Tranche, Alpha will purchase Common Stock for an aggregate purchase price of $10.0 million; and

●     In the Second Tranche, Alpha will purchase Common Stock for an aggregate purchase price of $20.0 million.

Purchase Price Per Share

For the First Tranche, the subscription price per Common Stock shall be $2.50.

For the Second Tranche, the subscription price per Common Stock shall be at a premium of 25% of the volume weighted average price of the Common Stock of the Company for the 30 days prior to the date Alpha submits a notice to the Company electing to purchase Common Stock in the Second Tranche.

Closing

The First Tranche will be completed 60 days after Alpha submits a notice to the Company electing to purchase Common Stock; provided, however, the First Tranche shall be completed no later than six (6) months after the parties enter into the Definitive Documents (the “First Tranche”).

The Second Tranche will be completed 60 days after Alpha submits a notice to the Company electing to purchase additional Common Stock; provided, however, the Second Tranche shall be completed no later than one (1) year after the parties enter into the Definitive Documents (the “Second Tranche”).

Specific Stock Purchase Closing Condition

In addition to the closing conditions set forth in Part C, completion of the Stock Purchase is subject to the following specific closing conditions (the Stock Purchase Closing Conditions):

●     The shares of Common Stock to be issued upon the closing of the First Tranche and Second Tranche shall have been listed for trading on The NASDAQ Capital Market upon notice of issuance; and

●     Approval by the stockholders of the Company approving the issuance of the Common Stock pursuant to the Stock Purchase Agreement.

PART C	CONDITIONS OF THE TRANSACTION
Board of Directors	After the closing of the Tender Offer, Alpha shall have the right to appoint three (3) additional directors to the board of the Company resulting in Alpha appointing four of the seven directors of the Company.
Closing Conditions

In addition to customary closing conditions for a transaction of this size and type, the closing of the Transaction will be subject to the following additional conditions:

●     negotiation and execution of the Definitive Documents on terms satisfactory to all parties;

●     the Tender Offer Closing Conditions and the Stock Purchase Closing Conditions are both completed;

●     the termination of the Stock Purchase Agreement, dated October 10, 2019, as amended, and the Stockholder Agreement, dated October 10, 2019 between the Company and Grand Decade Developments Limited, a British Virgin Islands limited company and a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited, (“CGP”);

●     the termination of the Stock Purchase Agreement, dated October 10, 2019, as amended, and the Stockholder Agreement, dated October 10, 2019 between the Company and Sirtex Medical US Holdings, Inc.;

●     the termination of the License Agreement, dated October 10, 2019 between the Company and CGP;

●     the termination of the Services Agreement, dated October 10, 2019 between the Company and Sirtex Medical US Holdings, Inc., an affiliate of CGP;

●     termination of the Change in Control Plan, effective June 7, 2019 with no payments to be made pursuant to the Transaction;

●     no material adverse change of the Company or material litigation after the date of this Binding Term Sheet;

●     the receipt of all required regulatory approvals related to the Transaction;

●     the resignation of Dan O’Connor, Avtar Dhillon and Punit Dhillon (collectively the “Resigning Individuals”) from all positions held at the Company; and

●     waivers and releases from the Resigning Individuals, CGP, and Sirtex Medical US Holdings, Inc. waiving and releasing any and all claims they may have against the Company and Alpha and any of their affiliates, officers and directors, employees, agents and successors or assigns; provided, further that no member of the Resigning Individuals shall receive any severance, benefits, or any other compensation related to their resignation and departure from the Company or the execution of the waiver and release.

If for any reason Alpha is unable to complete the Tender Offer, Alpha would not be obligated to consummate the Stock Purchase.

Documentation

The following transaction documents which will need to be negotiated and executed between Alpha and the Company (collectively, the “Definitive Documents”):

●     Stock Purchase Agreement. The subscription of the Common Stock will be consummated via a stock purchase agreement that will contain representations, warranties, covenants, closing conditions and indemnities that are reasonable and customary for a transaction of this size and type.

●     Amended and Restated Investor Rights Agreement. In addition, contemporaneously with the purchase of the Common Shares in the First Tranche, Alpha, and the Company will amend and restate the existing Investor Rights Agreement to accommodate the rights of Alpha as set forth herein, and any other required amendments as a result of the transactions described herein.

PART D	MISCELLANEOUS TERMS
Expiration	This Binding Term Sheet is valid and effective until February 1, 2020 at 5:00 P.M. E.S.T., upon which time this Binding Term Sheet shall expire by its own terms unless previously agreed and accepted in writing and returned and received by Alpha. PDF via email and multiple counterparts are acceptable.
Governing Law and Jurisdiction	This Binding Term Sheet and the Definitive Documents shall be governed by the laws of the State of New York.

[Signature page follows]

ALPHA HOLDINGS, INC.

By:	/s/ Hee Do Koo
	Name:	Hee Do Koo
	Title:	Chief Executive Officer

ONCOSEC MEDICAL INCORPORATED

By:
Name:
Title:

The proposed Tender Offer for the outstanding Common Stock has not yet commenced. This communication is not an offer to purchase or a solicitation of an offer to sell the Company’s Common Stock. The solicitation and the offer to purchase the Common Stock will only be made pursuant to an offer to purchase and related materials filed with the Securities and Exchange Commission (the “SEC”). At the time a tender offer is commenced, Alpha will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer.

THE COMPANY’S STOCKHOLDERS ARE ADVISED TO READ ANY SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND ANY SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov.